Exhibit 5.1

28 October 2021

Cian PLC

Agiou Georgiou Makri, 64

Anna Maria Lena Court

Flat/Office 201,

6037 Larnaca, Cyprus

Ladies and Gentlemen,

We are acting as Cyprus counsel to Cian PLC (the “Company”) in connection with the initial public offering on the New York Stock Exchange of American Depositary Shares (the “ADSs”), representing ordinary shares with a nominal value of EUR 0.0004 per share, in the capital of the Company (the “Shares”).

This legal opinion on certain matters of Cyprus law (the “Opinion”) is furnished to you in order for it to be filed as an exhibit to the Registration Statement on Form F-1 under the Securities Act of 1933 (the “Act”) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) dated October 13, 2021 (as amended, the “Registration Statement”).

We have reviewed a certificate of incumbency issued by the secretary of the Company dated 28 October 2021 together with the documents referred to therein, resolutions of the Board of Directors of the Company, a certified copy of the register of members of the Company as at the date 28 October 2021 (the “Register of Members”) and such documents as we have deemed necessary for the purposes of rendering this opinion (the “Inspected Documents”).

1.	Assumptions:

In giving this opinion we have assumed:

(a)	that no provision of the laws of any jurisdiction other than Cyprus affects the conclusions in this Opinion; for example, we have assumed that, in so far as any obligation is to be performed in any jurisdiction outside Cyprus its performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

(b)	the accuracy and completeness of all factual representations made in the Inspected Documents;

(c)	that those of the Inspected Documents submitted to us as copies conform to the original documents and such original documents are authentic and complete; and

(d)	that the Register of Members is accurate and up to date.

2.	Opinion:

Subject to the qualification and considerations set out below, our opinion on Cyprus law is set out below:

1.	All the outstanding share capital of the Company (including the Shares represented by the ADSs) has been duly and validly authorized and issued and is fully paid and non-assessable.

2.	The Company is duly organized, validly registered and existing in good standing under the laws of Cyprus.

3.	Qualification:

This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” and to the discussion of the opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Stelios Triantafyllides

Stelios Triantafyllides

Antis Triantafyllides & Sons LLC